EXHIBIT 10.62
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made effective February 16, 2009 (the “Effective Date”) by and among between U.S. Auto Parts Network, Inc., a Delaware corporation (the “Company”), and Ted Sanders, an individual (the “Executive”).

WHEREAS, the parties hereto desire to enter into a written agreement to document the terms of Executive’s employment with the Company.

1. Duties and Responsibilities.

A.           Executive shall serve as the Company’s Chief Financial Officer, reporting directly to the Company’s Chief Executive Officer.  Executive shall have the duties and powers at the Company that are customary for an individual holding such position.

B.           Executive agrees to use his best efforts to advance the business and welfare of the Company, to render his services under this Agreement faithfully, diligently and to the best of his ability.

C.           Executive shall be based at the Company’s office located at Carson, California, or at such other offices of the Company located within 30 miles of such offices.

2. Employment Period.  Following the Effective Date, Executive’s employment with the Company shall be governed by the provisions of this Agreement for the period commencing as of the date hereof and continuing until the earlier of (i) Executive’s termination of employment with the Company for any reason, or (ii) the fifth anniversary of the Effective Date (the “Employment Period”).  Provided that Executive’s employment has not been or is not being terminated for any reason, Executive and the Company agree to negotiate in good faith prior to the end of the Employment Period to enter into a new Employment Agreement to take effect after the Employment Period.

3. Cash Compensation.

A.           Annual Salary.  Executive’s initial base salary shall be $300,000 per year (the “Annual Salary”), which shall be payable in accordance with the Company’s standard payroll schedule (but in no event less frequent than on a monthly basis), and may be increased from time to time at the discretion of the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”).  The Compensation Committee shall review Executive’s Annual Salary at least annually and may increase the Annual Salary from time to time at its sole discretion.  Any increased Annual Salary shall thereupon be the “Annual Salary” for the purposes hereof.  Executive’s Annual Salary shall not be decreased without his prior written consent at any time during the Employment Period.

B.           Bonus.

(1)           Signing and Retention Bonus.  The Company shall pay to Executive a bonus of $25,000, which shall be payable in a lump sum as soon as reasonably practicable following the Effective Date.  In the event that Executive’s employment is terminated for Cause (as defined below) or if Executive resigns from the Company without Good Reason (as defined below) prior to the first anniversary of the Effective Date, Executive agrees to reimburse the Company for such bonus; provided however, that the amount of the reimbursed bonus to the Company shall be reduced by $2,083 (1/12th of the total bonus) for each complete month of Executive’s employment with the Company, calculated from the Effective Date.  Executive hereby agrees that the Company may deduct such bonus reimbursement from any or all payments due to Executive from the Company, including from his last paycheck (to the extent legally permissible), and Executive agrees to provide the Company with any further written authorization of the deduction as may be reasonably requested by the Company to authorize, facilitate or substantiate such deduction.

(2)           Annual Target Bonus.  Executive shall also be entitled to receive an annual target incentive bonus of up to 50% of the Executive’s current salary, which target for the first calendar year shall be $150,000, pro-rated based upon the Executive’s length of employment during such year.  The annual bonus shall be based upon the Company achieving its revenue and EBITDA goals, Executive meeting the annual goals determined by the Compensation Committee, and Executive being employed in good standing by Company at the time of the bonus payment.  The amount of the annual target bonus payable to Executive in any given year shall be determined by the Compensation Committee.  The annual bonus shall be paid no later than the end of February following the year for which such bonus is being paid.

C.           Applicable Withholdings.  The Company shall deduct and withhold from the compensation payable to Executive hereunder any and all applicable federal, state and local income and employment withholding taxes and any other amounts required to be deducted or withheld by the Company under applicable statutes, regulations, ordinances or orders governing or requiring the withholding or deduction of amounts otherwise payable as compensation or wages to employees.

4. Equity Compensation.

                          A.           Initial Grants.  As of the close of business on the date of the Executive’s first day of employment with the Company, the Company’s Compensation Committee shall grant Executive non-statutory stock options.  The first stock option shall be an option to purchase up to 400,000 shares of the Company’s common stock and shall vest over four years; 25% of the shares shall vest on the first anniversary of the grant date and the balance shall vest in 36 equal monthly installments thereafter.  The second stock option shall be a performance option to purchase up to 100,000 shares of the Company’s common stock that will vest based solely upon the average closing sales price of the Company’s common stock on the grant date as reported by Nasdaq or the primary exchange on which the Company’s common stock is then listed or quoted (the “Exchange”) during any consecutive three calendar months.  If during the Employment Period, the average of the Monthly Average Price (as defined below) of the Company’s common stock over any consecutive three months reaches $5 per share, the shares shall vest as of the last day of such period.  The “Monthly Average Price” shall be calculated by adding the closing sales price reported by the Exchange for each Trading Day in a given month and dividing such sum by the total number of Trading Days in such month.  For the purposes of this Agreement, a “Trading Day” shall mean any day on which the Company’s common stock is listed or quoted and traded on the Exchange.  For example, if there are 20 Trading Days in each month and the Monthly Average Price was $4.75 in January, $5.50 in February and $5.00 in March, then the shares subject to this option shall vest on March 31 [(($4.75*20) + ($5.50*20) + ($5.00*20))/60 = $5.08].  In addition, if the average of the Monthly Average Price of the Company’s common stock exceeds the unachieved milestones set forth above for either (i) the two calendar months immediately prior to Executive’s termination of employment (other than for Cause or due to death or Disability) or Executive’s resignation for Good Reason, or (ii) the last completed calendar month immediately prior to such termination or resignation, then the consecutive three month period used for determining whether the milestones have been met may include one or two months following the date of such termination or resignation, as the case may be, to complete the three month determination period.  For example, assuming the performance option has not yet vested and assuming there are 20 Trading Days in each month, if the Monthly Average Prices for the two months prior to such termination or resignation were $4.00 and $5.50, then the calendar month during which Executive’s employment ceased may be included in the three month determination period for the purposes of calculating whether the vesting requirement has been met, even though Executive was terminated in the first week of such month.

The foregoing options will be granted pursuant to the Company’s 2007 New Employee Incentive Plan (the “Plan”), and will be subject to the terms and conditions of the Plan in effect as of the grant date and the related stock option  agreements.  The exercise price for both options shall be equal to the closing sales price of the Company’s common stock as reported by the Exchange on the date of grant of the options.  The option shall have provisions to accelerate the vesting in the event either Executive’s employment is terminated without Cause or Executive resigns for Good Reason within twelve months following a Change in Control as defined in the Plan.  Both options shall contain provisions that will restrict the sale of the common stock issuable upon exercise of such options for 18 months following the grant date, except to the extent necessary to cover any current tax liabilities of Executive associated with such options.

                          B.           Other Equity Compensation.  Executive shall also be entitled to participate in any other equity incentive plans of the Company.  All such other options or other equity awards will be made at the discretion of the Company’s Compensation Committee of the Board of Directors pursuant and subject to the terms and conditions of the applicable equity incentive plan, including any provisions for repurchase thereof.  The option exercise price or value of any equity award granted to Executive will be established by the Company’s Board of Directors as of the date such interests are granted but shall not be less than the fair market value of the class of equity underlying such award.

5. Expense Reimbursement.  In addition to the compensation specified in Section 3, Executive shall be entitled to receive reimbursement from the Company for all reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder, provided that Executive furnishes the Company with vouchers, receipts and other details of such expenses in the form reasonably required by the Company to substantiate a deduction for such business expenses under all applicable rules and regulations of federal and state taxing authorities.

6. Fringe Benefits.

A.           Group Plans.  Executive shall, throughout the Employment Period, be eligible to participate in all of the group term life insurance plans, group health plans, accidental death and dismemberment plans, short-term disability programs, retirement plans, profit sharing plans or other plans (for which Executive qualifies) that are available to the executive officers of the Company.  During the Employment Period, the Company will pay for coverage for Executive and his spouse and dependents residing in Executive’s household (collectively, the “Dependents”) under the Company’s health plan, and coverage for Executive under the Company’s accidental death and dismemberment plan and for short-term disability.  In the event Executive elects not to participate in the Company’s health plan, the Company shall reimburse Executive for the cost of alternative health care coverage of his choosing for Executive and his Dependents in an amount up to $1,500 per month.  Payment for all other benefit plans will be paid in accordance with the Company’s policy in effect for similar executive positions.

B.           Vacation.  Executive shall be entitled to at least four weeks paid vacation per year.  Vacation shall accrue pursuant to the Company’s vacation benefit policies.

C.           Auto Allowance. Executive shall be entitled to an auto allowance for one vehicle for Executive’s use up to $1,000 per month.

D.           Indemnification.  As of the Effective Date, the Company and Executive shall enter into the Company’s standard indemnification agreement for its key executives.

7. Termination of Employment.  Executive’s employment with the Company is “at-will.”  This means that it is not for any specified period of time and can be terminated by Executive or the Company at any time, with or without advance notice, and for any or no particular reason or cause.  Upon such termination, Executive (or, in the case of Executive’s death, Executive’s estate and beneficiaries) shall have no further rights to any other compensation or benefits from the Company on or after the termination of employment except as follows:

A.    Termination For Cause.  In the event the Company terminates Executive’s employment with the Company prior to expiration of the Employment Period for Cause (as defined below), the Company shall pay to Executive the following: (i) Executive’s unpaid Annual Salary that has been earned through the termination date of his employment; (ii) Executive’s accrued but unused vacation; (iii) any accrued expenses pursuant to Section 5 above, and (iv) any other payments as may be required under applicable law (subsections (i) through (iv) above shall collectively be referred to herein as the “Required Payments”).  For purposes of this Agreement, “Cause” shall mean that Executive has engaged in any one of the following:  (i) misconduct involving the Company or its assets, including, without limitation, misappropriation of the Company’s funds or property; (ii) reckless or willful misconduct in the performance of Executive’s duties in the event such conduct continues after the Company has provided 30 days written notice to Executive and a reasonable opportunity to cure; (iii) conviction of, or plea of nolo contendre to, any felony or misdemeanor involving dishonesty or fraud; (iv) the violation of any of the Company’s policies, including without limitation, the Company’s policies on equal employment opportunity and the prohibition against unlawful harassment; (v) the material breach of any provision of this Agreement after 30 days written notice to Executive of such breach and a reasonable opportunity to cure such breach; or (vi) any other misconduct that has a material adverse effect on the business or reputation of the Company.

B.    Termination Upon Death or Disability.  If Executive dies during the Employment Period, the Executive’s employment with the Company shall be deemed terminated as of the date of death, and the obligations of the Company to or with respect to Executive shall terminate in their entirety upon such date except as otherwise provided under this Section 7B.  If Executive becomes Disabled (as defined below), then the Company shall have the right, to the extent permitted by law, to terminate the employment of Executive upon 30 days prior written notice in writing to Executive.  Upon termination of employment due to the death or Disability of Executive, Executive (or Executive’s estate or beneficiaries in the case of the death of Executive) shall be entitled to receive the Required Payments; and  Executive shall also be entitled to the following:  (i) Executive’s annual bonus for the year of termination in accordance with Section 3B above (pro rated up to the termination date), which bonus shall be paid at the earlier of (A) such time as the Company regularly pays bonuses, or (B) 2 ½ months following the calendar year in which the termination occurs; and (ii) continuation of his Annual Salary following such termination for a period of one year, which shall be payable in accordance with the Company’s standard pay schedules; and (iii) in the case of termination due to Disability, the Company shall reimburse Executive’s COBRA payments for Executive’s health insurance benefits for a period of one year.  For the purposes of this Agreement, “Disability” shall mean a physical or mental impairment which, the Board of Directors determines, after consideration and implementation of reasonable accommodations, precludes the Executive from performing his essential job functions for a period longer than three consecutive months or a total of one hundred twenty (120) days in any twelve month period.  Any termination of Executive’s employment under this Section 7B (including separation on account of death) is intended to qualify as an involuntary separation from service under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) such that Executive’s right to benefits under this Section 7B is subject to a substantial risk of forfeiture under Treasury Regulations Section 1.409A-1(d).

C.    Termination for Any Other Reason; Resignation for Good Reason.  Should the Company terminate Executive’s employment (other than for Cause or as a result of Executive’s Death or Disability), or in the event Executive resigns for Good Reason (as defined below), then the Company shall pay Executive the Required Payments; and Executive shall also be entitled to the following:  (i) a pro rated share of Executive’s bonus (pro rated up to the termination or resignation date, as the case may be), which bonus shall be paid at the earlier of (A) such time as the Company regularly pays bonuses; or (B) no later than 2 ½ months following the calendar year in which the termination or resignation occurs; (iii) continuation of Executive’s Annual Salary, which shall be payable in accordance with the Company’s standard pay schedules for a period of one year (provided however that if Executive obtains other employment, then his severance payments shall be reduced after the first six months of the foregoing one year severance period by any amounts received by Executive from his new employer for the balance of the one year severance period); and (iv) the Company shall also reimburse Executive’s actual COBRA payments for Executive’s health insurance benefits for a period of one year.  Any termination of Executive’s employment under this Section 7C (including a separation for Good Reason) is intended to qualify as an involuntary separation from service under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) such that Executive’s right to benefits under this Section 7C is subject to a substantial risk of forfeiture under Treasury Regulations Section 1.409A-1(d).  For the purposes of this Agreement, “Good Reason” shall mean Executive’s voluntary resignation for any of the following events that results in a material negative change to the Executive; (i)  a reduction without Executive’s prior written consent in either his level of Annual Salary or his target annual bonus as a percentage of Annual Salary; (iii) a relocation of Executive more than thirty (30) miles from the Company’s current corporate headquarters as of the date hereof, (iv) a material breach of any provision of this Agreement by the Company or (v) the failure of the Company to have a successor entity specifically assume this Agreement.  Notwithstanding the foregoing, “Good Reason” shall only be found to exist if prior to Executive’s resignation for Good Reason, the Executive has provided written notice to the Company within 90 days following the existence of such Good Reason event indicating and describing the event resulting in such Good Reason, and the Company does not cure such event within 30 days following the receipt of such notice from Executive.  In the event the Company fails to timely cure, Executive shall resign within 6 months following the expiration of the cure period.

D.           409A Compliance.  To the extent the salary and COBRA continuation pursuant to Section 7B and 7C (a) are paid from the date of Executive’s termination of employment through March 15 of the calendar year following such termination, such severance benefits are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations and thus payable pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations; (b) are paid following said March 15, such severance benefits are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations made upon an involuntary separation from service and payable pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations, to the maximum extent permitted by said provision, and (c) are in excess of the amounts specified in clauses (a) and (b) of this paragraph, shall (unless otherwise exempt under Treasury Regulations) be considered separate payments subject to the distribution requirements of Section 409A(a)(2)(A) of the Code, including, without limitation, the requirement of Section 409A(a)(2)(B)(i) of the Code that payments or benefits be delayed until 6 months after Executive’s separation from service (or death, if earlier) if he is a “specified employee” within the meaning of the aforesaid section of the Code at the time of such separation from service.  In the event that a six month delay of any such separation payments or benefits is required, on the first regularly scheduled pay date following the conclusion of the delay period, Executive shall receive a lump sum payment or benefit in an amount equal to the separation payments and benefits that were so delayed, and any remaining separation payments or benefits shall be paid on the same basis and at the same time as otherwise specified pursuant to this Agreement (subject to applicable tax withholdings and deductions).  The term "termination of employment” as it appears in Sections 7B and 7C shall be interpreted consistent with the term "separation from service" within the meaning of section Treasury Regulation §1.409A-1(h), but only to the extent strictly necessary to either qualify the arrangement as an involuntary separation arrangement that is exempt from section 409A of the Code, or establish a time of payment that complies with section 409A of the Code.

8. Non-Competition During the Employment Period.  Executive acknowledges and agrees that given the extent and nature of the confidential and proprietary information he will obtain during the course of his employment with the Company, it would be inevitable that such confidential information would be disclosed or utilized by the Executive should he obtain employment from, or otherwise become associated with, an entity or person that is engaged in a business or enterprise that directly competes with the Company.  Consequently, during any period for which Executive is receiving payments from the Company, either as wages or as a severance benefit, Executive shall not, without prior written consent of the Chief Executive Officer, directly or indirectly own, manage, operate, control or participate in the ownership, management, operation or control of, or be employed by or provide advice to, any enterprise that is engaged in any business directly competitive to that of the Company in the aftermarket auto parts market in the United States; provided, however, that such restriction shall not apply to any passive investment representing an interest of less than 1% of an outstanding class of publicly-traded securities of any company or other enterprise where Executive does not provide any management, consulting or other services to such company or enterprise.

9. Proprietary Information.  Executive has executed or is concurrently executing the Company’s standard Confidential Information and Assignment of Inventions Agreement (the “Confidentiality Agreement”), which is hereby incorporated by this reference as if set forth fully herein.  Executive’s obligations pursuant to the Confidentiality Agreement will survive termination of Executive’s employment with the Company.  Executive agrees that he will not use or disclose to the Company any confidential or proprietary information from any of his prior employers.

10. Successors and Assigns.  This Agreement is personal in its nature and the Executive shall not assign or transfer his rights under this Agreement.  The provisions of this Agreement shall inure to the benefit of, and shall be binding on, each successor of the Company whether by merger, consolidation, transfer of all or substantially all assets, or otherwise, and the heirs and legal representatives of Executive.

11. Notices.  Any notices, demands or other communications required or desired to be given by any party shall be in writing and shall be validly given to another party if served either personally or via overnight delivery service such as Federal Express, postage prepaid, return receipt requested.  If such notice, demand or other communication shall be served personally, service shall be conclusively deemed made at the time of such personal service.  If such notice, demand or other communication is given by overnight delivery, such notice shall be conclusively deemed given two business days after the deposit thereof addressed to the party to whom such notice, demand or other communication is to be given as hereinafter set forth:

To the Company:	U.S. Auto Parts Network, Inc.
17150 South Margay Avenue
Carson, California 90746
Attn: Chief Executive Officer

To Executive:	At Executive’s last residence as provided by
Executive to the Company for payroll records.

Any party may change such party’s address for the purpose of receiving notices, demands and other communications by providing written notice to the other party in the manner described in this Section 11.

12. Governing Documents.  This Agreement, along with the documents expressly referenced in this Agreement, constitute the entire agreement and understanding of the Company and Executive with respect to the terms and conditions of Executive’s employment with the Company and the payment of severance benefits, and supersedes all prior and contemporaneous written or verbal agreements and understandings between Executive and the Company relating to such subject matter.  This Agreement may only be amended by written instrument signed by Executive and an authorized officer of the Company.  Any and all prior agreements, understandings or representations relating to the Executive’s employment with the Company are terminated and cancelled in their entirety and are of no further force or effect.

13. Governing Law.  The provisions of this letter agreement will be construed and interpreted under the laws of the State of California.  If any provision of this Agreement as applied to any party or to any circumstance should be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court, the application of any other provision of this Agreement, or the enforceability or invalidity of this Agreement as a whole.  Should any provision of this Agreement become or be deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken and the remainder of this Agreement shall continue in full force and effect.

14. Remedies.  All rights and remedies provided pursuant to this Agreement or by law shall be cumulative, and no such right or remedy shall be exclusive of any other.  A party may pursue any one or more rights or remedies hereunder, or may seek damages or specific performance in the event of another party’s breach hereunder, or may pursue any other remedy by law or equity, whether or not stated in this Agreement.

15. No Waiver.  The waiver by either party of a breach of any provision of this Agreement shall not operate as, or be construed as, a waiver of any later breach of that provision.

16. Counterparts.  This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

U.S. AUTO PARTS NETWORK, INC.
By:	/s/ SHANE EVANGELIST
Name:	Shane Evangelist
Title:	Chief Executive Officer
Address:	17150 South Margay Avenue Carson, CA 90746

By:	/s/ TED SANDERS
Name:	Theodore R. Sanders, Jr.
Title:	Chief Executive Officer